Exhibit 5.1

April 15, 2004

Check Point Software Technologies Ltd.

3A Jabotinsky Street

Ramat-Gan 52520

Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Check Point Software Technologies Ltd. (the “Company”) under the Securities Act of 1933, as amended, with respect to the 2,847,318 Ordinary Shares of the Company available for issuance under the Zone Labs, Inc. 1998 Stock Option Plan (the “Plan”).

As counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that, when such Ordinary Shares have been issued and sold pursuant to the applicable provisions of such Plan and in accordance with the Registration Statement, such Ordinary Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Naschitz, Brandes & Co.